Filed Pursuant to Rule 433
Registration No. 333-149368
September 9, 2008
PRICING TERM SHEETS
5.90% Senior Notes due 2018

Issuer:	Halliburton Company

Security:	5.90% Senior Notes due 2018

Size:	$400,000,000

Maturity Date:	September 15, 2018

Coupon:	5.90%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2009

Price to Public:	99.984%

Benchmark Treasury:	4.000% due August 15, 2018

Benchmark Treasury Yield:	3.602%

Spread to Benchmark Treasury:	+ 230 bp

Yield:	5.902%

Pro Forma Ratio of Earnings to Fixed Charges(1)(2) as of:	Six months ended June 30, 2008 14.7x	Year ended December 31, 2007 14.7x

Make-Whole Call:	At any time at the greater of par or a discount rate of Treasury plus 35 basis points

Expected Settlement Date:	September 12, 2008

CUSIP:	406216 AV3

Anticipated Ratings:	A2 (Stable) by Moody’s Investors Service, Inc. A (Stable) by Standard & Poor’s Ratings Services A- (Stable) by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Greenwich Capital Markets, Inc.

Co-Managers:	Mitsubishi UFJ Securities International plc, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, BBVA Securities, Inc., Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc.

6.70% Senior Notes due 2038

Issuer:	Halliburton Company

Security:	6.70% Senior Notes due 2038

Size:	$800,000,000

Maturity Date:	September 15, 2038

Coupon:	6.70%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2009

Price to Public:	99.999%

Benchmark Treasury:	4.375% due February 15, 2038

Benchmark Treasury Yield:	4.200%

Spread to Benchmark Treasury:	+ 250 bp

Yield:	6.700%

Pro Forma Ratio of Earnings to Fixed Charges(1)(2) as of:	Six months ended June 30, 2008 14.7x	Year ended December 31, 2007 14.7x

Make-Whole Call:	At any time at the greater of par or a discount rate of Treasury plus 37.5 basis points

Expected Settlement Date:	September 12, 2008

CUSIP:	406216 AW1

Anticipated Ratings:	A2 (Stable) by Moody’s Investors Service, Inc. A (Stable) by Standard & Poor’s Ratings Services A- (Stable) by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Greenwich Capital Markets, Inc.

Co-Managers:	Mitsubishi UFJ Securities International plc, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, BBVA Securities, Inc., Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc.

(1)	For purposes of computing the ratio of earnings to fixed charges: (1) fixed charges consist of interest on debt, amortization of debt discount and expenses and a portion of rental expense determined to be representative of interest and (2) earnings consist of income from continuing operations before income taxes and minority interest plus fixed charges as described above, adjusted to exclude the excess or deficiency of dividends over income of 50% or less owned entities accounted for by the equity method.

(2)	The pro forma ratios of earnings to fixed charges reflect the issuance of the notes offered hereby and the use of proceeds as described in “Use of Proceeds” in the prospectus supplement.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.